UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2014

LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-13203	34-1406303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

457 Broadway, Lorain, Ohio	44052-1769
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 244-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On December 15, 2014, LNB Bancorp, Inc. (the “Company” or “LNB Bancorp”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between Northwest Bancshares, Inc. (“Northwest Bancshares”) and the Company. Pursuant to the Merger Agreement, the Company will merge with and into Northwest Bancshares, with Northwest Bancshares as the surviving entity. Immediately thereafter, The Lorain National Bank (“Lorain National Bank”), a wholly owned subsidiary of the Company, will merge with and into Northwest Bank, a wholly owned subsidiary of Northwest Bancshares, with Northwest Bank as the surviving entity.

Under the terms of the Merger Agreement, 50% of the Company’s common shares will be converted into Northwest Bancshares common stock and the remaining 50% will be exchanged for cash. The Company’s shareholders will have the option to elect to receive either 1.461 shares of Northwest Bancshares’ common stock or $18.70 in cash for each Company common share, subject to proration to ensure that, in the aggregate, 50% of the Company’s common shares will be converted into Northwest Bancshares stock.

The transaction has been approved by the Boards of Directors of the Company and Northwest Bancshares. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of the Company’s shareholders.

The Merger Agreement includes customary representations, warranties and covenants of the Company and Northwest Bancshares made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract by and between the Company and Northwest Bancshares and are not intended to provide factual, business, or financial information about the Company or Northwest Bancshares. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, may have been used for purposes of allocating risk between the Company and Northwest Bancshares rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the Merger Agreement that were made to the other party in connection with the negotiation of the Merger Agreement and generally were solely for the benefit of the parties to that agreement.

The Company has agreed to operate its business in the ordinary course consistent with past practice until the closing of the merger and not to engage in certain kinds of transactions during that period without the prior written consent of the Company.

LNB Bancorp has also agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions or an agreement concerning, or to provide confidential information in connection with, any proposals for alternative business combination transactions.

The Merger Agreement provides each of the Company and Northwest Bancshares with specified termination rights. If the merger is not consummated under specified circumstances, including if the Company terminates the Merger Agreement for a Superior Proposal (as defined in the Merger Agreement), the Company has agreed to pay Northwest Bancshares a termination fee equal to $7.3 million.

Pursuant to the Merger Agreement, one current director of the Company will be appointed to the Boards of Directors of Northwest Bancshares and Northwest Bank.

The foregoing summary of the terms of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a form of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Voting Agreements

Simultaneously with the execution of the Merger Agreement, members of the Company’s Board of Directors and certain executive officers of the Company entered into voting agreements with Northwest Bancshares (collectively, the “Voting Agreements”) pursuant to which such individuals have agreed, among other things, to vote their respective common shares of the Company in favor of the approval of the Merger Agreement at a meeting of the Company’s shareholders to be held for the purpose of approving the Merger Agreement.

The persons signing the Voting Agreements currently beneficially own an aggregate of approximately 7.47% of the Company’s currently outstanding common shares. The foregoing summary of the terms of the Voting Agreements is qualified in its entirety by reference to the form of Voting Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Amendment to Rights Agreement

Effective as of December 15, 2014, the Rights Agreement, dated as of October 25, 2010, between the Company and Computershare Trust Company, N.A., as successor Rights Agent to Registrar and Transfer Company (the “Rights Agent”), was amended (the “Amendment”). The Amendment made the provisions of the Rights Agreement inapplicable to the Merger Agreement and the Voting Agreements, and the transactions contemplated thereby.

The foregoing summary of the terms of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Important Additional Information and Where to Find It

In connection with the proposed merger, Northwest Bancshares will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of LNB Bancorp and a Prospectus of Northwest Bancshares, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF LNB BANCORP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE

PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Northwest Bancshares and LNB Bancorp, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Northwest Bancshares at www.northwestsavingsbank.com under the heading “Investor Relations” and then under “SEC Filings” or from LNB Bancorp by accessing LNB Bancorp’s website at www.4lnb.com under the heading “Investor Relations” and then under “SEC Filings”. Copies of the Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Northwest Bancshares, Inc., 100 Liberty Street, Warren, Pennsylvania 16365, Attention: Investor Relations, Telephone: (814) 726-2140 or to LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052, Attention: Investor Relations, Telephone: (440) 244-7317.

LNB Bancorp and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of LNB Bancorp in connection with the proposed merger. Information about the directors and executive officers of LNB Bancorp and their ownership of LNB Bancorp common shares is set forth in the proxy statement for LNB Bancorp’s 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 11, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving the Company’s and Northwest Bancshares’ expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in the Company’s and Northwest Bancshares’ reports filed with the U.S. Securities and Exchange Commission and those identified elsewhere in this document, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by the Company’s shareholders on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Company’s business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk;

the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of the Company’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Item 3.03.	Material Modification of Rights of Security Holders.

The information set forth under the caption “Amendment to Rights Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 3.03.

Item 7.01.	Regulation FD Disclosure.

On December 15, 2014, the Company issued a joint press release with Northwest Bancshares announcing the execution of the Merger Agreement, which is furnished as Exhibit 99.2 to this Current Report on Form 8-K. Northwest Bancshares’ investor presentation relating to the transactions contemplated by the Merger Agreement is furnished as Exhibit 99.3 to this Current Report on Form 8-K, Northwest Bancshares’ presentation to employees of Lorain National Bank is furnished as Exhibit 99.4 to this Current Report on Form 8-K, and Northwest Bancshares’ questions and answers provided to employees of Lorain National Bank are furnished as Exhibit 99.5 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of December 15, 2014 by and between Northwest Bancshares, Inc. and LNB Bancorp, Inc.*

4.1	Amendment, effective as of December 15, 2014, to the Rights Agreement, dated as of October 25, 2010, between LNB Bancorp, Inc. and Computershare Trust Company, N.A., as successor Rights Agent to Registrar and Transfer Company.

99.1	Form of Voting Agreement.

99.2	Press Release dated December 15, 2014.

99.3	Investor Presentation dated December 15, 2014.

99.4	Presentation to Employees dated December 15, 2014.

99.5	Questions and Answers dated December 15, 2014.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LNB BANCORP, INC.

(Registrant)

Date: December 15, 2014	By:	/s/ James H. Nicholson
James H. Nicholson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of December 15, 2014 by and between Northwest Bancshares, Inc. and LNB Bancorp, Inc.*

4.1	Amendment, effective as of December 15, 2014, to the Rights Agreement, dated as of October 25, 2010, between LNB Bancorp, Inc. and Computershare Trust Company, N.A., as successor Rights Agent to Registrar and Transfer Company.

99.1	Form of Voting Agreement.

99.2	Press Release dated December 15, 2014.

99.3	Investor Presentation dated December 15, 2014.

99.4	Presentation to Employees dated December 15, 2014.

99.5	Questions and Answers dated December 15, 2014.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule so furnished.